Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Form 8-K/A of BNC Bancorp of our report dated February 27, 2015, relating to the consolidated financial statements of Valley Financial Corporation as of December 31, 2014 and 2013 and for each of the years then ended.

/s/ Elliott Davis Decosimo, LLC

Richmond, Virginia
September 15, 2015